UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File No.     001-13818
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        Eagle Resource Holdings, Inc.(p.k.a. WSR Energy Resources, Inc.)
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                 (Name of Small Business Issuer in its charter)

          Delaware                                    06-1369616
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(State or other jurisdiction of           (I. R. S. Employer Identification No.)
incorporation or organization)

270 Queens Quay West, Suite 3108,Toronto, Ontario Canada M5J2N4    (416)351-0222
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)     [X]
          Rule 12g-4(a)(2)     [X]
          Rule 12h-3(b)(1)(i)  [ ]
          Rule 12h-3(b)(1)(ii) [ ]
          Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:
225

     Pursuant to the requirements of the Securities Exchange Act of 1934 Spirit Exploration, Inc. has caused this certification to be signed on its behalf by the undersigned duly authorized person.

Date:     October 24, 2008     By: \s\ Neville Render
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                                   Neville  Render,  Chief  Executive  Officer